Exhibit 99.1

Regional Health Properties Reports First Quarter 2021 Financial Results

ATLANTA, GA, May l7, 2021 — Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA), a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care, reported results for the quarter ended March 31, 2021.

Business Update

•	Ended the quarter with $6.2 million of unrestricted cash

•	Initiated refinancing efforts on six properties with the goal of lowering interest rates and extending maturity dates

•	Collected 97.2% of first quarter 2021 contractual cash rent

Brent Morrison, Regional Health Properties’ Chief Executive Officer and President, commented, “We are pleased to report a slight increase to our Operator’s occupancy levels and improvements in our rent collections. Subsequent to quarter-end, we are seeing further positive improvement in occupancy levels and continue to remain hopeful that occupancy rates will continue to grow as the affects from COVID-19 are further behind us.”   Ben Waites, Regional’s Chief Financial Officer added “The opportunities to refinance some of our senior debt secured by U.S. Department of Housing and Urban Development (HUD) and non-HUD properties are moving along.  Other capital structure improvements are also underway that should allow the Company to move into a growth mode and take advantage of opportunities presented by the COVID 19 disruption.”

Management periodically monitors a number of facility performance metrics, including rent coverages both before and after management fees. In the first quarter of 2021, the Company’s portfolio rent coverage before management fees was 1.65 x and rent coverage after management fees was 1.17 x. Occupancy and skilled mix for the Company’s portfolio was 68.6% and 29.6% for the first quarter of 2021, respectively. These data exclude the impact of three managed facilities located in Ohio.

Rent Collections and Operator Changes

As of the quarter ended March 31, 2021, we collected 97.2% of contractual cash due for the first quarter of 2021.

As announced in December, we terminated a lease with the operator of two facilities located in Georgia. One facility was transitioned to Empire Care Centers, a new operator to Regional and the second building (the “Tara Facility”) is being managed by Vero Health Care, a current leasee of the company. Operating results for the first quarter of 2021 for these facilities are encouraging.

Summary of Financial Results for the Three Months Ended March 31, 2021

Total rental revenues in the first quarter of 2021 decreased 5.0% to $4.1 million, from $4.3 million in the first quarter of 2020. The decrease is primarily a result of the agreement to terminate the subleases for two skilled nursing facilities in the fourth quarter of 2020 (the “Wellington Transition”).

Patient care revenues for our new healthcare services are from the operations of the Tara Facility as a part of the Wellington Transition.  Effective January 1, 2021, the Company began to operate this 134 bed skilled nursing facility.  Patient care expense of $2.2 million for the three months ended March 31, 2021, relate to the costs of operating the Tara Facility.

In early 2020, the Company began on-going efforts to investigate alternatives to retire or refinance our outstanding debt of Series A Preferred Stock through privately negotiated transactions, open market repurchases, redemptions, exchange offers, tender offers, or otherwise. Costs associated with these efforts have been expensed as incurred in Other expense, net and were approximately $394,000 and approximately $144,000 for the three months ended March 31, 2021 and March 31, 2020, respectively.

General and administrative costs increased 18.1%, to $1.0 million for the first quarter of 2021, compared with $0.9 million for the same period in 2020. The increase for the quarter is primarily related to $135,000 in management consulting services incurred for the Tara Facility.

Interest expense decreased slightly by $28,000, or 3.9%, to $687,000 for the first quarter of 2021 compared with $715,000 for the same period in 2020. The current quarter decrease is due to normal amortization of the outstanding debt balances.

Loss from discontinued operations, net of tax, for the first quarter of 2021, was $13,000 compared to $37,000 for the same period of the prior year.

Net income attributable to Regional Health Properties, Inc.’s common stockholders in the first quarter of 2021 was $21,000 compared with a net loss of $14,000 for the first quarter of 2020.

Cash at March 31, 2021, totaled $6.2 million compared with $4.2 million at December 31, 2020. The increase in cash is primarily due to approximately $3.1 million of lease termination cash collected partially offset by approximately $1.0 million paid for past due bed taxes, all related to the Wellington Transition. Restricted cash at March 31, 2021, totaled $3.0 million compared to $3.3 million at December 31, 2020. Total debt outstanding amounted to $54.4 million at March 31, 2021 and December 31, 2020 (net of $1.2 million and $1.4 million of deferred financing costs at March 31, 2021 and December 31, 2020, respectively).

About Regional Health Properties

Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA) is the successor to AdCare Health Systems, Inc., and is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions.

Regional currently owns, leases, manages for third parties and operates, 24 facilities (12 of which are owned by Regional, eight of which are leased by Regional, three of which are managed by Regional for third parties and one of which is leased and operated by Regional). Effective January 1, 2021, the Company commenced operation of one previously subleased facility as a portfolio stabilization measure.

For more information, visit www.regionalhealthproperties.com.

Important Cautions Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements in this press release regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those projected or contemplated by our forward-looking statements due to various factors, including, among others: our dependence on the operating success of our operators; the significant amount of, and our ability to service, our indebtedness; covenants in our debt agreements that may restrict our ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms; the availability and cost of capital; our ability to raise capital through equity and debt financings or through the sale of assets; the effect of increasing healthcare regulation and enforcement on our operators and the dependence of our operators on reimbursement from governmental and other third-party payors; the relatively illiquid nature of real estate investments; the impact of litigation and rising insurance costs on the business of our operators; the impact on us of litigation relating to our prior operation of our healthcare properties; the effect of our operators declaring bankruptcy, becoming insolvent or failing to pay rent as due; the ability of any of our operators in bankruptcy to reject unexpired lease obligations and to impede our ability to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; our ability to find replacement operators and the impact of unforeseen costs in acquiring new properties; the impact of COVID-19 on our business and the business of our operators, including without limitation, the extent and duration of the COVID-19 pandemic, increased costs experienced by our operators in connection therewith, and the extent to which government support may be available to our operators to offset such costs and the conditions related thereto; and other factors discussed from time to time in our news releases, public statements and documents filed by us with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Company Contacts	Investor Relations
Benjamin A. Waites	Brett Maas
Chief Financial Officer and Vice President	Managing Partner
Regional Health Properties, Inc.	Hayden IR
Tel (678) 368-4393	Tel (646) 536-7331
ben.waites@regionalhealthproperties.com	brett@haydenir.com

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in 000’s)

	March 31,	December 31,
ASSETS	2021	2020
	(Unaudited)
Property and equipment, net	$51,961	$52,533
Cash	6,196	4,186
Restricted cash	2,991	3,306
Accounts receivable, net of allowance of $72 and $1,381	1,851	2,100
Prepaid expenses and other	854	328
Notes receivable	424	444
Intangible assets - bed licenses	2,471	2,471
Intangible assets - lease rights, net	152	158
Right-of-use operating lease assets	32,811	33,740
Goodwill	1,585	1,585
Lease deposits and other deposits	514	514
Straight-line rent receivable	7,158	6,660
Total assets	$108,968	$108,025

LIABILITIES AND EQUITY

Senior debt, net	$46,974	$47,275
Bonds, net	6,354	6,342
Other debt, net	1,105	822
Accounts payable	3,815	3,008
Accrued expenses	3,178	2,225
Operating lease obligation	34,978	35,884
Other liabilities	1,439	1,365
Total liabilities	97,843	96,921

Stockholders' equity:
Common stock and additional paid-in capital, no par value; 55,000 shares authorized; 1,688 shares issued and outstanding at
March 31, 2021 and December 31, 2020	62,041	62,041
Preferred stock, no par value; 5,000 shares authorized; 2,812 shares issued and outstanding, redemption amount $70,288
at March 31, 2021 and December 31, 2020	62,423	62,423
Accumulated deficit	(113,339)	(113,360)
Total stockholders' equity	11,125	11,104
Total liabilities and stockholders' equity	$108,968	$108,025

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in 000’s, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Patient care revenues	$2,690	$-
Rental revenues	4,081	4,297
Management fees	248	244
Other revenues	62	7
Total revenues	7,081	4,548
Expenses:
Patient care expense	2,203	-
Facility rent expense	1,640	1,640
Cost of management fees	165	151
Depreciation and amortization	650	776
General and administrative expenses	1,036	877
Doubtful accounts expense (recovery)	40	(2)
Other operating expenses	232	224
Total expenses	5,966	3,666
Income from operations	1,115	882
Other expense :
Interest expense, net	687	715
Other expense, net	394	144
Total other expense, net	1,081	859

Income from continuing operations before income taxes	34	23
Income from continuing operations	34	23
Loss from discontinued operations, net of tax	(13)	(37)
Net Income (loss)	21	(14)
Preferred stock dividends - undeclared	(2,249)	(2,249)
Net Loss attributable to Regional Health Properties, Inc.
Common Stockholders	$(2,228)	$(2,263)

Net Loss per share of common stock attributable to
Regional Health Properties, Inc.
Basic and diluted:
Continuing operations	$(1.31)	$(1.32)
Discontinued operations	$(0.01)	$(0.02)
	$(1.32)	$(1.34)

Weighted average shares of common stock outstanding:
Basic and diluted	1,688	1,688

REGIONAL HEALTH PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL OPERATING METRICS (1)

	Twelve Months Ended	Twelve Months Ended	Twelve Months Ended	Twelve Months Ended	Twelve Months Ended
Portfolio Operating Metrics (1)	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
Occupancy %	76.3%	75.1%	73.0%	67.3%	68.6%
Quality Mix (2)	27.7%	28.0%	29.3%	28.4%	29.6%
Rent Coverage Before Management Fees (3)	1.59	1.55	1.58	1.77	1.65
Rent Coverage After Management Fees (3)	1.21	1.20	1.24	1.28	1.17

(1) Excludes three managed facilities in Ohio.

(2) Quality Mix refers to all payor types less Medicaid.

(3) EBITDAR coverage and EBITDARM coverage include information provided by our tenants. The Company has not independently verified this information, but have no reason to believe such information to be inaccurate in any material respect.